Exhibit 99.1

Dr. Ross Breckenridge Appointed to Board of Directors

San Diego, California and Sydney, Australia (Thursday, 29 January 2015, AEDT) — REVA Medical, Inc. (ASX: RVA) (“REVA” or the “Company”) today announced that Dr. Ross Breckenridge, a recognized leader in cardiovascular medicine, has been appointed to its Board as a non-executive director.

Dr. Breckenridge obtained his medical degree from Oxford University, followed by his PhD in Developmental Biology at the University of Cambridge. He completed his training in Clinical Pharmacology at University College London, where he is currently a senior clinical lecturer and Programme Director for the Masters Programme in Clinical and Experimental Medicine. His research focuses on the response of the heart to low levels of oxygen, with the overall aim of identifying novel therapeutic targets for cardiac disease. Dr. Breckenridge is a Consultant Physician at University College London Hospital.

In addition to his many endeavors in the field of medicine, Dr. Breckenridge provides consultation services to investors in the biotech and healthcare sector. Dr. Breckenridge currently serves on the boards of Senrigan Capital, Empower India, and the Cornelia de Lange Society of Great Britain.

“We are extremely pleased to welcome Dr. Breckenridge to our Board of Directors,” said REVA’s Chairman and CEO, Bob Stockman. “Given his experience and deep knowledge in cardiovascular medicine and his personal passion for the development of novel medical technologies, we believe that Ross will be an extremely valuable resource to the Company going forward.”

With the addition of Dr. Breckenridge, the REVA Board of Directors now totals six members.

HEAD OFFICE:  5751 Copley Drive, San Diego, CA 92111 • +1 (858) 966-3000 • +1 (858) 966-3099 (FAX) • www.revamedical.com

AUSTRALIAN OFFICE: Suite 4, Level 14, 6 O’Connell Street, Sydney NSW 2000 • +61 2 9237 2800

ARBN 146 505 777 • REVA Medical, Inc., is a foreign company incorporated in Delaware, USA, whose stockholders have limited liability

About REVA

REVA is a development stage medical device company located in San Diego, California, USA, that is focused on the development, testing, and eventual commercialization of its proprietary bioresorbable stents, which are called “scaffolds” because of their temporary nature. The Company’s scaffolds are currently in clinical studies and have been developed as an alternative to metal stents, which are small tube-like devices permanently implanted into an artery to treat coronary artery disease. Scaffolds provide restoration of blood flow, support the artery through the healing process, then disappear (or “resorb”) from the body over a period of time. This resorption allows the return of natural movement and function of the artery, a result not attainable with permanent metal stents. The Company’s initial intended commercial product, the FantomTM scaffold, has been designed to offer distinct ease-of-use features including complete scaffold visibility under x-ray, expansion with one continuous inflation, and no procedural time limitations. REVA will require successful clinical trial results and regulatory approval before it can commercialize Fantom or any other products.

United States	Australia	Australia
Investor & Media Enquiries:	Investor Enquiries:	Media Enquiries:
REVA Medical, Inc.	Inteq Limited	Buchan Consulting
Cheryl Liberatore	Kim Jacobs	Rebecca Wilson
Director, Investor Relations	+61 2 9229 2700	+61 3 9866 4722
+1 858-966-3045		Annabel Murphy
+61 2 9237 2800

HEAD OFFICE:  5751 Copley Drive, San Diego, CA 92111 • +1 (858) 966-3000 • +1 (858) 966-3099 (FAX) • www.revamedical.com

AUSTRALIAN OFFICE:  Suite 4, Level 14, 6 O’Connell Street, Sydney NSW 2000 • +61 2 9237 2800

ARBN 146 505 777 • REVA Medical, Inc., is a foreign company incorporated in Delaware, USA, whose stockholders have limited liability